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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K


                                 CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

DATE OF REPORT: (Date of Earliest Event Reported) AUGUST 12, 2003


                            PANHANDLE ROYALTY COMPANY
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

OKLAHOMA                             0-9116                      73-1055775
------------------------        -----------------            -------------------
(State of Incorporation)        (Commission File)            (I.R.S. Employer
                                     Number                  Identification No.)


GRAND CENTRE SUITE 210, 5400 NORTH GRAND BLVD., OKLAHOMA CITY, OK  73112
--------------------------------------------------------------------------------
                    (Address of principal executive offices)

Registrant's telephone number including area code: (405) 948-1560
                                                   -----------------------------

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ITEM 12.  REGULATION FD DISCLOSURE

           This Form 8-K is filed pursuant to Item 12 and contains the Company's earnings release for the third quarter of fiscal 2003, which was released on August 12, 2003.

         - PANHANDLE ROYALTY COMPANY (NASDAQ-PANRA) completed its best fiscal third quarter in Company history on June 30, 2003. This quarter was also the second best of all quarters in Company history, exceeded only by this fiscal year's second quarter. Total quarterly revenue of $5,662,139 provided a net income after provision for income tax of $1,538,583 or 73 cents per share. These were increases of 49% and 239 % respectively over last year's quarter. Net gas sales for the quarter were 999,246 MCF at an average price of $4.77 per MCF. Net oil sales for the quarter were 27,864 barrels at an average price of $27.79 per barrel. By converting oil to gas equivalent total production was 1,166,430 MCFE. Gas volume and average gas price were increases of 15.6% and 49% respectively. Oil volume was a 7.9% decrease while average oil price climbed 8.8%.

         Expenses for the quarter, before income taxes, were $3,468,556, an increase of 9.4% over last year's quarter. Cash flow from operating activity was $4,535,305, an increase of 182% over last year's quarter. Total assets at $50,201,219, were an increase of 10.5% over the fiscal 2002 quarter. Similarly, shareholders equity increased 26% to $21,065,742. A regular 7 cents per share dividend was paid during the quarter.


         H W PEACE II, COMPANY PRESIDENT AND CEO STATED:

                  "It was an increase in oil and gas price coupled with a hefty increase in natural gas production compared to last year's quarter that more than offset a small decrease in oil production to provide Panhandle its best third quarter in history. Oil price continues to remain high because of lower than normal national inventories due to the Iraq conflict and earlier instability in producing countries such as Venezuela and Nigeria. Lower Company oil production was the result of fewer new oil wells being drilled and the natural decline of older producers. Year over year quarterly gas volume increases are due to an increase in the number of new gas wells with higher initial production rates and the flattening of the production decline in older wells."

                  "Through June 30th, Panhandle had received proposals to participate or other indications that 254 working interest wells would be commenced in fiscal 2003. This is essentially the same number as last year; however, we have had 104 completed to date, an increase of 14 over last year. Seventy-seven of these working interest completions are gas wells. There were thirty-nine other working interest wells either drilling or testing for completion. Additionally, there were 189 wells permitted, drilling, testing or completed where Panhandle has only a royalty interest. A total of 91 of these royalty interest wells have been completed; an increase of 23 over last year. Success rate to date for all wells completed is 89%. Net well costs paid to date are approximately 7.5 million dollars. Cash revenue has not yet been received from 54% of the completions."


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         "We are receiving an increasing number of well proposals with the greatest number being in the Anadarko basin of Western Oklahoma, particularly in Beckham and Roger Mills counties, for carbonate wash reservoirs of Pennsylvanian geologic age and for Pennsylvanian age Cleveland sand bar reservoirs. The good natural gas price is driving this increased activity and has in nine months given us our best year in history. Revenue and net income already exceed last year, our previous best full year. Well costs, though rising, still remain in the reasonable range compared to 2001. We are investing a substantial amount of our cash flow into new drilling and the remainder to pay down debt in an orderly manner. Industry economists and forecasters continue to predict increasing demand for natural gas. The location of our fee minerals in gas prone producing areas should allow Panhandle to continue taking more favorable advantage of those holdings to establish greater gas reserves in the future. The Wood Oil Company acquisition in October 2001 is now having a significant positive impact upon our increased drilling, production and revenue."

                                               THREE MONTHS ENDED MARCH 31,            SIX MONTHS ENDED MARCH 31,
                                                  2003               2002               2003               2002
                                               -----------        -----------        -----------        -----------
Revenues                                       $ 5,662,139        $ 3,792,994        $17,106,826        $ 9,869,379
Income before Cumulative Effect
    of Accounting Change                       $ 1,538,583        $   453,684        $ 4,464,238        $    89,705
Cumulative Effect of Accounting Change,
    Net of Taxes of $28,500 (1)                $        --        $        --        $    46,500        $        --
                                               -----------        -----------        -----------        -----------
Net Income                                     $ 1,538,583        $   453,684        $ 4,510,738        $    89,705
                                               ===========        ===========        ===========        ===========

Average Shares Outstanding - Diluted             2,104,599          2,093,093          2,102,278          2,092,343
Diluted Earnings per Share:
Income before Cumulative Effect
    of Accounting Change                       $       .73        $       .21        $      2.12        $       .04
Cumulative Effect
    of Accounting Change (1)                   $        --        $        --        $       .02        $        --
                                               -----------        -----------        -----------        -----------
    Net Income                                 $       .73        $       .21        $      2.14        $       .04
                                               ===========        ===========        ===========        ===========

Barrels Sold                                        27,864             30,238             85,086             96,679
Average Sales Price per Barrel                 $     27.79        $     25.54        $     29.32        $     21.55
MCF Sold                                           999,246            864,108          2,956,157          2,879,901
Average Sales Price per MCF                    $      4.77        $      3.20        $      4.86        $      2.55


         (1) Represents the income effect of the adoption, on October 1, 2002, of SFAS No. 143, Accounting for Asset Retirement Obligations

Panhandle Royalty Company (NASDAQ-PANRA) is a publicly held diversified mineral holding company engaged in the acquisition, ownership, management and development of its fee minerals. It actively participates in the exploration, drilling, production and acquisition of hydrocarbons on internally and externally generated prospects. Its stock is traded on the NASDAQ small cap stock market under the symbol PANRA. The Company's office is located in Oklahoma City while its mineral holdings and production are situated in Oklahoma, New Mexico, Texas and 20 other states.

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                              PANHANDLE ROYALTY COMPANY




                                              /s/ Michael C. Coffman
                                              ----------------------------------
DATE: August 12, 2003                         Michael C. Coffman, Vice President
                                              Chief Financial Officer,
                                              Secretary & Treasurer